EXHIBIT 10.1

EXCHANGE AGENT AGREEMENT

Rev. 5/2004MD

THIS EXCHANGE AGENT AGREEMENT (this “Agreement”) between SMTC Corporation, a Delaware corporation (the “Company”), and Mellon Investor Services LLC., a New Jersey limited liability company (“Mellon” or the “Exchange Agent”)), is dated as of October 1, 2004.

1. Appointment.

(a) The Company hereby appoints Mellon to act as exchange agent with respect to the surrender of certificates for shares of its Common Stock, $ 0.01 par value per share (the “Old Shares”), in exchange, per Old Share, for 0.20 share of Common Stock of the Company, $0.01 par value per share (the “New Shares”), as set forth in a Certificate of Amendment to the Company’s Amended and Restated Certificate of Incorporation filed with the Delaware Secretary of State on September     , 2004 (the “Reverse Stock Split Amendment”). Mellon hereby accepts such appointment in accordance with and subject to the terms and conditions set forth in this Agreement.

(b) A reverse stock split within certain ranges was approved by the Company’s stockholders at the Annual Meeting of Stockholders of the Company held on May 20, 2004. The Board of Directors of the Company approved and authorized a reverse stock split at a rate of one New Share per Five Old Shares (the “Reverse Stock Split”) on September 22, 2004. The Reverse Stock Split is expected to become effective on October 4, 2004 (the “Effective Time”). On September 23, 2004, the Company’s counsel informed Mellon in writing of the Effective Time.

(c) The Company has furnished Mellon, or will furnish Mellon prior to the Effective Time, with copies of the following documents:

(i) a letter of John E. Caldwell, President and Chief Executive Officer of the Company, to holders of the Old Shares, announcing the effectiveness of the Reverse Split;

(ii) The Letter of Transmittal to accompany certificates for Shares when surrendered for exchange, W9 Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9;

(ii) The Target’s Proxy Statement dated April 26, 2004 relating to the Reverse Split and (as an Exhibit thereto) the Reverse Stock Split Amendment; and

(iii) A copy of a letter dated October 4, 2004 from John E. Caldwell of the Company to the transfer agent for the Old Shares, which is Mellon (the “Transfer Agent”), instructing the Transfer Agent (i) to close the transfer books for the Old Shares at the Effective Time and (ii) if the Company should authorize the Transfer Agent retroactively to reopen the transfer books for a special transaction, to send a copy of the transaction journal covering that transaction to Mellon as exchange agent.

Mellon will mail or cause to be mailed to holders of record of the Old Shares the documents described in clauses (i) above, together with (x) a Letter of Transmittal to accompany certificates for Old Shares when surrendered for exchange and W9 Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 and (y) a return envelope.

(d) In its capacity as exchange agent, Mellon shall receive certificates from holders of the Old Shares representing Old Shares surrendered in exchange for certificates for the New Shares. Subject to the terms and conditions of this Agreement, Mellon is authorized to accept such certificates for Old Shares and to exchange them for certificates for New Shares in accordance with the Letters of Transmittal.

2. Procedure for Discrepancies. Mellon shall follow its regular procedures to attempt to reconcile any discrepancies between the number of Old Shares that any Letter of Transmittal may indicate are owned by a surrendering stockholder and the number that the Record Stockholders List indicates such stockholder owned of record as of the Effective Time. This procedure involves conferring with the issuing agent and making any necessary corrections to the transfer books. In any instance where Mellon cannot reconcile such discrepancies by following such procedures, Mellon will consult with the Company for instructions as to the number of Old Shares, if any, Mellon is authorized to accept for exchange. In the absence of such instructions, Mellon is authorized not to accept any such Old Shares for exchange and will return to the surrendering stockholder (at Mellon’s option by either first class mail under a blanket surety bond or insurance protecting Mellon and the Company from losses or liabilities arising out of the non-receipt or non-delivery of Old Shares or by registered mail insured separately for the value of such Old Shares) to such stockholder’s address as set forth in the Letter of Transmittal any certificates for Old Shares surrendered in connection therewith, the related Letters of Transmittal and any other documents received with such Old Shares.

3. Treasury Shares. The Company shall, at or prior to the Effective Time, provide to Mellon a written list of all outstanding treasury shares to be cancelled in accordance with the Reverse Stock Split, indicating whether such treasury shares are physical or book-entry. The Company shall promptly deliver all physical certificates representing any such treasury shares to Mellon for proper cancellation. If any such treasury shares are registered through a brokerage account, the Company shall instruct its broker to deliver such shares to Mellon for cancellation. The Company hereby authorizes and instructs Mellon to cancel all such treasury shares delivered to Mellon hereunder or maintained by Mellon in book-entry.

4. Issuance of Balance Account Shares. The Company hereby instructs Mellon to create a balance account as of the Effective Time for the number of New Shares to be issued for exchange of the Old Shares outstanding at the Effective Time. Mellon will issue these shares in an account registered to Mellon Investor Services for the benefit of unexchanged holders. Subject to the terms and conditions of this Agreement, Mellon will issue certificates evidencing the appropriate number of New Shares as required from time to time in order to make the exchange.

5. Fractional Shares. No fractional shares of the New Shares will be issued in the Reverse Stock Split. In lieu thereof, any holder of Old Shares who would otherwise have been entitled to receive fractional shares of New Shares will be paid an amount based on the average of the closing bid prices of the Old Shares as reported on The Nasdaq National Market during each of the five (5) trading days preceding the date of the Effective Time. The Company will inform Mellon in writing of this amount on the date of the Effective Time.

6. Lost Certificates. If any holder of Old Shares as of the Effective Time reports to Mellon that his or her failure to surrender a certificate representing any Old Shares registered in his or her name at the Effective Time according to the Record Stockholders List is due to the theft, loss or destruction of such certificate, upon receipt from such stockholder of an affidavit of such theft, loss or destruction and a bond of indemnity, both in form and substance satisfactory to Mellon and compliance with any other applicable requirements, Mellon will effect issuance of certificates for New Shares to the former stockholder as though the certificate for Old Shares had been surrendered.

7. Treatment of Restricted Legends. Any certificate representing New Shares issued in exchange for a certificate representing Old Shares that contained restrictive legends shall evidence the same restrictive legends as the certificate for the Old Shares.

8. Procedure for Deficient Items.

(a) Mellon shall examine the Letter of Transmittal and certificates for the Old Shares received by it as Exchange Agent to ascertain whether they appear to have been completed and executed in accordance with the instructions set forth in the Letter of Transmittal. In the event Mellon determines that any Letter of Transmittal does not appear to have been properly completed or executed, or where the certificates representing Old Shares do not appear to be in proper form for surrender, or any other deficiency in connection with the surrender appears to exist, Mellon will follow, where possible, its regular procedures to attempt to cause such irregularity to be corrected, including contacting the presenter by telephone and/or in writing Mellon is not authorized to waive any deficiency in connection with the surrender, unless the Company provides written authorization to waive the deficiency.

(b) If an exchange of Old Shares is required to be made to a person other than the person in whose name a surrendered certificate is registered, Mellon will issue no certificate for New Shares until the certificate for Old Shares so surrendered has been properly endorsed (or otherwise put in proper form for transfer).

(c) If any such deficiency is neither corrected nor waived, Mellon shall return to the surrendering stockholder (at Mellon’s option by either first class mail under a blanket surety bond or insurance protecting Mellon and the Company from losses or liabilities arising out of the non-receipt or non-delivery of Old Shares or by registered mail insured separately for the value of such Old Shares) to such stockholder’s address as set forth in the Letter of Transmittal any certificates for Old Shares surrendered in connection therewith, the related Letters of Transmittal and any other documents received with such Old Shares.

9. Cancellation of Old Shares. As of the Effective Time, Mellon will become the sole recordkeeping agent for the Old Shares, and shall maintain such records in accordance with its standard practices. Upon the exchange of Old Shares, the certificates representing such Old Shares will be physically canceled by Mellon, posted to the records Mellon maintains, and the certificate for the New Shares will be issued to the appropriate holder(s) and cash for any fractional shares shall be distributed to the appropriate holder(s).

10. Dividends and Distributions on Unexchanged Old Shares. No dividends or other distributions that are declared after the Effective Time on New Shares and payable to holders of records thereof after the Effective Time will be paid to persons entitled by reason of the Reverse Stock Split to receive New Shares until such persons surrender their certificates formerly representing Old Shares. Upon such surrender, Mellon shall pay to the person in whose name the New Shares are issued any dividends or other distributions having a record date after the Effective Time and payable with respect to such New Shares between the Effective Time and the surrender. In no event shall any interest on such dividends or other distributions be payable by Mellon. The Company shall deposit, or cause to be deposited with Mellon, federal or other immediately available funds, sufficient to pay for dividends and distributions on all unexchanged certificates formerly representing Old Shares and Mellon will hold such funds for payment or distribution to the holders of such unexchanged certificates.

11. Report of Exchange Activity. Mellon will periodically (and at any time upon the Company’s request) forward to the Company a report of the number of Old Shares represented by certificates surrendered during the exchange and the number of New Shares issued in exchange therefor.

12. Tax Reporting.

(a) On or before January 31st of the year following the year the “cash-in-lieu” payment is made, Mellon shall prepare and mail to each stockholder who received cash in lieu of fractional shares of New Shares, other than stockholders who demonstrate their status as nonresident aliens in accordance with United States Treasury Regulations (“Foreign Stockholders”), a Form 1099-B reporting the amount of such cash, in accordance with Treasury Regulations. Mellon shall prepare and file copies of such Forms 1099-B by magnetic tape with the Internal Revenue Service on or before February 28th of the year following the year of the payment, in accordance with Treasury Regulations.

(b) On or before January 31st of the year following the year of the dividend payment is made, Mellon shall prepare and mail to each stockholder who received any dividends held pending exchange of the Old Shares, other than stockholders who demonstrate their status as Foreign Stockholders, a Form 1099-DIV reporting the amount of such cash, in accordance with Treasury Regulations. Mellon shall also prepare and file copies of such Forms 1099-DIV by magnetic tape with the Internal Revenue Service on or before February 28th of the year following the year of the payment, in accordance with Treasury Regulations.

(c) Should any issue arise regarding federal income tax reporting or withholding, Mellon shall take such reasonable action as the Company may reasonably request in writing. Such action may be subject to additional fees.

13. Unexchanged Stockholders. No later than six months after the Effective Time, Mellon shall mail a follow-up letter to all stockholders who did not surrender their Old Share certificates for exchange or supply an affidavit and bond of indemnity pursuant to Section 8 of this Agreement. The follow-up letter will be mailed with a Letter of Transmittal, return envelope, and W-9 Guidelines.

14. Escheatment. Mellon shall identify, report and deliver all unexchanged securities and related unclaimed property to all states and jurisdictions for the Company in accordance with the applicable abandoned property law.

15. Authorizations and Protection. As agent for the Company hereunder, Mellon:

(a) may rely on and shall be fully authorized and protected in acting upon any certificate, instrument, opinion, notice, letter, telegram, telex, facsimile transmission or other document or security delivered to Mellon and believed by Mellon to be genuine and to have been signed by the proper party or parties;

(b) may rely on and shall be fully authorized and protected in acting upon the written, telephonic and oral instructions of any authorized representative of the Company with respect to any matter relating to Mellon acting as Exchange Agent pursuant to this Agreement;

(c) may perform any of its duties hereunder either directly or by or through agents or attorneys and Mellon shall not be liable or responsible for any intentional misconduct or gross negligence on the part of any agent or attorney appointed with reasonable care hereunder; and may consult with counsel satisfactory to Mellon (including internal counsel), and the advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered, or omitted by Mellon hereunder in good faith and in accordance with the advice of such counsel;

(d) shall be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value, or genuineness of any certificates or the Old Shares represented thereby surrendered hereunder or New Shares issued in exchange therefor, and will not be required to or be responsible for and will make no representations as to, the validity, sufficiency, value or genuineness of the Reverse Stock Split;

(e) shall not be liable or responsible for any failure on the part of the Company or any other party to comply with any of its obligations relating to the Reverse Stock Split, including without limitation obligations under applicable securities laws;

(f) shall have no obligation to make any exchange unless the Company shall have provided a sufficient number of certificates for New Shares, or to make any payment for fractional shares unless the Company shall have provided the necessary federal or immediately available funds to pay in full amounts due and payable with respect thereto;

(g) shall not be liable to a holder of Old Shares for any New Shares or dividends thereon or, if applicable, cash in lieu of fractional interests, delivered to a public official pursuant to applicable abandoned property law;

(h) shall not be obligated to take any legal action hereunder; if, however, Mellon determines to take any legal action hereunder, and where the taking of such action might, in Mellon’s judgment, subject or expose it to any expense or liability, Mellon shall not be required to act unless it shall have been furnished with an indemnity satisfactory to it;

(i) shall have no duties or obligations other than those specifically set forth herein or as may subsequently be agreed to in writing by Mellon and the Company;

(j) shall not be authorized, and shall have no obligation, to pay any brokers, dealers, or soliciting fees to any person.

16. Indemnification. The Company covenants to indemnify Mellon for, and hold Mellon harmless from and against, any loss, liability, claim or expense (“Loss”) arising out of or in connection with its duties under this Agreement or this appointment, including the costs and expenses of defending itself against any Loss or enforcing this Agreement, except to the extent such Loss shall have been determined by a court of competent jurisdiction to be a result of Mellon’s gross negligence or intentional misconduct.

17. Limitation of Liability.

(a) In the absence of gross negligence or intentional misconduct on its part, Mellon shall not be liable for any action taken, suffered, or omitted by it or for any error of judgment made by it in the performance of its duties under this Agreement. Anything in this agreement to the contrary notwithstanding, in no event shall Mellon be liable for special, indirect, incidental or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if Mellon has been advised of the possibility of such damages and regardless of the form of action. Any liability of Mellon will be limited to the amount of fees paid by the Company hereunder.

(b) In the event any question or dispute arises with respect to the proper interpretation of this Agreement or Mellon’s duties hereunder or the rights of the Company or of any stockholders surrendering certificates for Old Shares in the exchange, Mellon shall not be required to act and shall not be held liable or responsible for refusing to act until the question or dispute has been judicially settled (and Mellon may, if it deems it advisable, but shall not be obligated to, file a suit in interpleader or for a declaratory judgment for such purpose) by final judgment rendered by a court of competent jurisdiction, binding on all stockholders and parties interested in the matter which is no longer subject to review or appeal, or settled by a written document in form and substance satisfactory to Mellon and executed by the Company and each such stockholder and party. In addition, Mellon may require for such purpose, but shall not be obligated to require, the execution of such written settlement by all the stockholders and all other parties that may have an interest in the settlement.

18. Representations, Warranties and Covenants. The Company represents, warrants and covenants that (a) it is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, (b) the execution, delivery and performance of the transactions contemplated hereby (including without limitation this Agreement) have been duly authorized by all necessary corporate action and will not result in a breach of or constitute a default under the certificate of incorporation or bylaws of the Company or any indenture, agreement or instrument to which it is a party or is bound, (c) this Agreement has been duly executed and delivered by the Company and constitutes the legal, valid, binding and enforceable obligation of it, (d) the Reverse Stock Split will comply in all material respects with all applicable requirements of law and (e) to the best of its knowledge, there is no material litigation pending or threatened as of the date hereof in connection with the Reverse Stock Split.

19. Notices. All notices, demands and other communications given pursuant to the terms and provisions hereof shall be in writing, shall be deemed effective on the date of receipt, and may be sent by facsimile, overnight delivery services, or by certified or registered mail, return receipt requested to:

If to the Company:	with an additional copy to:

SMTC Corporation	Ropes & Gray LLP
635 Hood Road	One International Place
Markham, Ontario	Boston, MA 02110
Canada L3R 4N6	Attn: Alfred O. Rose, Esq.
Attn: Chief Financial Officer	Tel: 617-951-7000
Tel: 905-479-1810	Fax: 617-951-7050
Fax: 905-479-5326

If to Mellon:	with an additional copy to:

Mellon Investor Services LLC	Mellon Investor Services LLC
Overpeck Centre	Overpeck Centre
85 Challenger Road	85 Challenger Road
Ridgefield Park, NJ 07660	Ridgefield Park, NJ 07660
Attn: Cheryl Smith	Attn: Legal Department
Tel: 201-329-8846	Tel: 201-373-7155
Fax: 201-296-4774	Fax: 201-373-7166

20. Specimen Signatures. Set forth in Exhibit A hereto is a list of the names, titles and specimen signatures of the persons authorized to act for the Company under this Agreement.

21. Fees. The Company shall pay to Mellon compensation in accordance with the fee schedule (Appendix B of the Letter of Intent) hereto, together with reimbursement for out-of-pocket expenses, including reasonable fees and disbursements of counsel, regardless of whether any Old Shares are surrendered to Mellon, for Mellon’s services as Exchange Agent hereunder. All amounts owed to Mellon hereunder are due upon receipt of the invoice. Delinquent payments are subject to a late payment charge of one and one half percent commencing sixty days from the invoice date.

22. Termination. The Company may terminate this Agreement at any time by so notifying Mellon in writing. Mellon may terminate this Agreement upon 30 days’ prior notice to the Company. Upon any such termination, Mellon shall be relieved and discharged of any further responsibilities with respect to its duties hereunder. Subject to payment of all outstanding fees and expenses due to Mellon hereunder, Mellon will forward to the Company or its designee promptly any certificate for Old Shares, Letter Of Transmittal or other document that Mellon may receive after its appointment has so terminated.

23. Miscellaneous.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to conflict of laws rules or principles.

(b) No provision of this Agreement may be amended, modified or waived, except in a written document signed by both parties.

(c) In the event that any claim of inconsistency between this Agreement and the terms of the Reverse Stock Split arise, as they may from time to time be amended, the terms of the Reverse Stock Split shall control, except with respect to the duties, liabilities and rights, including compensation and indemnification of Mellon as Exchange Agent, which shall be controlled by the terms of this Agreement.

(d) If any provision of this Agreement shall be held illegal, invalid, or unenforceable by any court, this Agreement shall be construed and enforced as if such provision had not been contained herein and shall be deemed binding and enforceable to the full extent permitted by applicable law.

(e) This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the respective successors and assigns of the parties hereto.

(f) This Agreement may not be assigned by either party without prior written consent of both parties.

(g) Mellon shall not be liable for any failure or delay arising out of conditions beyond its reasonable control including, but not limited to, work stoppages, fires, civil disobedience, riots, rebellions, storms, electrical, mechanical, computer or communications facilities failures, acts of God or similar occurrences.

(h) Sections 13, 14, 15, 16, 17 and 22 hereof shall survive termination of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers as of the day and year above written.

SMTC CORPORATION

By:	/s/ John Caldwell
Name:	John Caldwell
Title:	President and Chief Executive Officer

MELLON INVESTOR SERVICES LLC

By:	/s/ Cheryl Smith
Name:	Cheryl Smith
Title:	Senior Event Manager

Exhibit A	List of Authorized Representatives
Exhibit B	Terms and Fee Schedule

EXHIBIT A

LIST OF AUTHORIZED REPRESENTATIVES

Name	Title	Specimen Signature

EXHIBIT B

Terms

Mellon Investor Services (MIS) has prepared the following pricing information in response to your request for services. This proposal is based on the following terms:

•	A Reverse Split for all outstanding shares of SMTC Corporation.

•	The transaction is expected to go effective in the 2nd or 3rd quarter of 2004.

•	Approximately, 85 registered shareholders are eligible for the exchange.

•	SMTC Corp. has no unexchanged classes or issues eligible for the reverse split exchange

•	The reverse exchange rate has been not been set.

•	Fractional shares will be paid in cash in lieu of fractions (CIL)

•	MIS Call Center hours of operation are 9:00am to 7:00pm EST

•	MIS will handle the Special Meeting services associated with the reverse split.

•	MIS will handle the printing of ancillary documents pertaining to the exchange.

•	Standard LT package to include LT, cover letter, and return envelope.

•	The fees stated in Appendix B must be paid before the effective date in order to commence processing of the reverse split.

•	Our standard LT format and procedures will be adhered to.

•	MIS will provide shareholder location and escheat services.

•	Our services will be retained until the exchange is either completed or escheated.